Exhibit 99.1

News Release

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033
(425) 576-3600

Contacts:

Investors:  Alice Kang Ryder  (425) 576-3696

Media: Susan Johnston (425) 576-3617

Nextel Partners Repurchases $67.7 Million

of 12½% Senior Notes due 2009

KIRKLAND, Wash. –  January 2, 2004 - Nextel Partners, Inc. (NASDAQ: NXTP) today announced that it has completed the redemption of $67.7 million aggregate principal amount at maturity of its 12½% senior notes due November 15, 2009.  The total amount of the redemption, including accrued interest, of $77.2 million was funded with the net proceeds of the company’s recently completed public equity offering.  Immediately following the completion of this transaction, the remaining aggregate principal amount at maturity of the 12½% senior notes was approximately $146.3 million.

“Nextel Partners continues to take steps to reduce its cost of capital and strengthen its financial position,” said Barry Rowan, Partners’ chief financial officer and treasurer.  “As a result of this most recent transaction we have reduced our weighted average cost of debt to 7.5%, a 34% improvement from 11.4% a year ago, and we have lowered our annualized cash interest obligation by approximately $8.5 million.”

Nextel Partners, Inc. (NASDAQ: NXTP), based in Kirkland, Wash., has the exclusive right to provide digital wireless communications services using the Nextel brand name in 31 states where approximately 53 million people reside.  Nextel Partners offers its customers the same fully integrated, digital wireless communications services available from Nextel Communications (Nextel) including digital cellular, text and numeric messaging, wireless Internet access and Direct ConnectSM digital walkie-talkie, all in a single wireless phone.  Nextel Partners customers can seamlessly access these services anywhere on Nextel’s or Nextel Partners’ all-digital wireless network, which currently covers 293 of the top 300 U.S. markets.  To learn more about Nextel Partners, visit www.nextelpartners.com.  To learn more about Nextel’s services, visit www.nextel.com.

Matters and subject areas discussed in this press release that are not historical or current facts are forward-looking and deal with potential future circumstances and developments, including our expectations regarding the reduction in our interest expense resulting from the refinancing of the term loans.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel Partners’ actual future experience involving any one or more of such matters and subject areas.  Nextel Partners has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel Partners’ current expectations regarding the relevant matter or subject area.  Such risks and uncertainties include fluctuations in interest rates, in particular LIBOR, the economic conditions in our targeted markets, performance of our technologies, competitive conditions, customer acceptance of our services, the completion of our network build-out, access to sufficient capital to meet operating and financing needs and those additional factors that are described from time to time in Nextel Partners’ reports filed with the SEC, including Nextel Partners’ annual report on Form 10-K for the year ended December 31, 2002 and its subsequent quarterly filings on Form 10-Q.  This press release speaks only as of its date, and Nextel Partners disclaims any duty to update the information herein.

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